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Exhibit 10.51

DUPLICATE Original No.    of

AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

        This Agreement and General Release of All Claims ("Agreement") is entered into by and between James H. Taylor, Jr. ("You" or "Employee") and Boston Scientific Corporation ("Boston Scientific") as of the latest date of execution by the parties to this Agreement. This Agreement shall not become final or effective until the Effective Date (as defined in Paragraph 6(d), below). This Agreement supersedes and cancels any prior employment agreements or arrangements You may have entered into with Boston Scientific except for the Employee Agreement signed by You on August 5, 1999 ("Employee Agreement") and attached hereto as Attachment 1. Your obligations under the Employee Agreement shall be in addition or complementary to and shall not be superseded by this Agreement. However, if there is any conflict in terms between this Agreement and the Employee Agreement, the terms of this Agreement prevail.

        Boston Scientific has been considering adopting an Executive Retirement Plan ("Executive Retirement Plan") for members of the Executive Committee and Division Presidents. This Agreement is intended to implement the terms of the proposed version of an Executive Retirement Plan that was under consideration at the time of the offer of this Agreement. Regardless of whether Boston Scientific adopts an Executive Retirement Plan, and, if it does adopt such an Executive Retirement Plan, regardless of the terms of any such Executive Retirement Plan, this Agreement sets forth the terms governing any and all payments and benefits to be provided to You.

        In consideration of the mutual covenants, agreements, and representations contained herein, the adequacy of which is hereby acknowledged, the parties hereto expressly and intentionally bind themselves as follows:

        1.    Retirement from Employment

        You hereby acknowledge and agree that You are retiring from your position as Executive Vice President, Corporate Operations, and as an employee of Boston Scientific effective December 31, 2005 ("Retirement Date").

        2.    Payments by Boston Scientific

        (a)   Boston Scientific shall pay You a lump sum of Five Hundred Forty-nine Thousand Nine Hundred Forty-seven Dollars and 5/100 ($549,947.05) (the "Supplemental Retirement Benefit"). Boston Scientific shall pay the Supplemental Retirement Benefit on a date determined by Boston Scientific in its first payroll period following June 30, 2006 or as soon thereafter as administratively practical (the "Payment Date").

        (b)   You shall perform Consulting Services (as defined in Paragraph 11(b), below) for Boston Scientific in accordance with Paragraph 11(b), below if so requested by Boston Scientific. Boston Scientific shall pay you a retainer consisting of a lump sum of One Hundred Thousand Dollars ($100,000) (the "Consulting Services Retainer") as compensation for your availability to perform the first fifty (50) days of Consulting Services and for your performance of all of such fifty (50) days of Consulting Services that may be requested. If Boston Scientific requests that you perform more than fifty (50) days of Consulting Services during the two year period following the Retirement Date, Boston Scientific shall pay you daily consulting fees ("Consulting Fees") as follows: (i) for such additional Consulting Services performed during 2006, the Consulting Fee shall be Three Thousand Dollars ($3,000) per day; and (ii) for such additional Consulting Services performed during 2007, the Consulting Fee shall be Two Thousand Dollars ($2,000) per day. Boston Scientific shall pay the Consulting Services Retainer in a lump sum on the Payment Date. Boston Scientific shall pay any Consulting Fees reasonably promptly after the receipt of invoices prepared and issued in accordance with Paragraph 11(b), below.

        (c)   In place of certain payments made to you during your employment with respect to certain life insurance policies, Boston Scientific shall pay you (i) Seventy-Two Thousand Five Hundred Dollars ($72,500) per year in December of each calendar year from 2006 to and including 2012; and (ii) Twenty-Two Thousand Three Hundred Twelve Dollars ($22,312) per year in August of each of the calendar years of 2006 and 2007. Notwithstanding the foregoing, in the event of your death, Boston Scientific's payment obligation pursuant to this Paragraph 2(c) shall cease with respect to any amounts not yet due to be paid as of your death.

        (d)   Boston Scientific will pay You for all accrued but unused vacation time through the Retirement Date under applicable Boston Scientific policy and in accordance with applicable state law.

        (e)   You will remain eligible in the ordinary course for consideration for an incentive payment under Boston Scientific's 2005 Performance Incentive Plan ("2005 PIP"). Any such payment will be made at the same time it is made to other participants in the 2005 PIP. You will not be eligible for consideration for incentive payments under any future Performance Incentive Plan, and you hereby waive any right to such consideration or such payments.

        (f)    All payments made pursuant to this Agreement shall be subject to the withholding of such amounts as Boston Scientific reasonably may determine that it is required to withhold pursuant to applicable federal or state law or regulation. Without limiting the generality of the foregoing, the Supplemental Retirement Benefit, the Consulting Services Retainer and the payments pursuant to Paragraph 2(c) shall be subject to tax-related withholdings. Nothing in this Agreement shall be construed to require Boston Scientific to make any payments to compensate You for any adverse tax effect associated with any payments or benefits or for any withholding from any payment.

        (g)   You expressly acknowledge that upon the occurrence of the Retirement Date, You will not be eligible for any payments or benefits in addition to those described in this Agreement under any existing Boston Scientific Severance Pay Plan and/or Layoff Notification Plan or under any Executive Retirement Plan.

        3.    Termination of Employment Benefits

        (a)   You agree and acknowledge that your participation in Boston Scientific's 401(k) Plan, Stock Option Plan(s), and Global Employee Stock Ownership Plan, if any, Accidental Death and Dismemberment (AD&D), Business Travel Accident, Life Insurance, Short-Term and Long-Term Disability Plans will terminate as of your Retirement Date, as will your accrual of vacation time. You further agree and acknowledge that You will participate through the Retirement Date in all other benefits and benefit plans in which You are currently enrolled to the same extent as do other active employees and that your participation in and entitlement to any and all other benefits and benefits plans in which You are currently enrolled, but which are not otherwise specifically addressed in this Agreement, terminate on the Retirement Date.

        (b)   Your participation in Boston Scientific's Medical, Dental, and Vision Plans (as well as the participation of any of your dependents who were covered by such Plans one month prior to the Retirement Date) shall continue, on the same terms and conditions as such coverage and/or participation is made available from time to time to Boston Scientific employees generally, except that You will pay the entire portion of the costs for any such medical/dental/vision coverage for the period of time such coverage is provided under the Consolidated Omnibus Budget and Reconciliation Act of 1986 ("COBRA"), should You be eligible for and elect it. To enable Boston Scientific to comply with its obligation to provide notification of your rights to continue Medical, Dental, and Vision Plan coverage and/or Healthcare Reimbursement Account participation, You agree to inform Boston Scientific of any change in address, dependent or marital status. You further agree to inform Boston Scientific immediately if before the end of the COBRA eligibility period, you become eligible for any other group health coverage, and of the type and amount of such coverage, as well as to promptly respond to any inquiries from Boston Scientific regarding other group health coverage. You also acknowledge that You understand that the terms of Boston Scientific's Medical, Dental, and Vision Plans and Healthcare Reimbursement Account offered to Boston Scientific employees generally may change from time to time, and that your coverage and/or participation and associated contribution costs will be subject to any such change.

        (c)   Because You will as of your Retirement Date have met the definition of Retirement with respect to your stock options that are currently unvested, those options will vest as of your Retirement Date and become exercisable in accordance with the terms and conditions in the applicable option agreement(s) and plan document(s).

        4.    Expense Reimbursement

        Boston Scientific will reimburse You in accordance with usual Boston Scientific policy for all unreimbursed business travel and other out-of-pocket expenses incurred by You through the Retirement Date in the performance of your duties as an employee of Boston Scientific. Such expenses must be submitted no later than January 31, 2006.

        5.    Relocation

        You will be eligible to receive relocation benefits consistent with those provided to executive officers pursuant to the Boston Scientific Corporation Tier V Domestic Relocation Policy as revised on February 1, 2003, such benefits to be utilized no later than December 31, 2007. In addition, Boston Scientific will authorize the transport of up to four automobiles as part of this relocation arrangement.

        6.    Release by Employee

        Employee hereby releases and forever discharges Boston Scientific and its subsidiaries, affiliates, predecessors, successors, and assigns and the Directors, officers, shareholders, insurers, plans, employees, representatives and agents of each of the foregoing (collectively "Releasees") of and from the following as of the date of Employee's execution of this Agreement:

        (a)   Any and all claims, demands, and liabilities whatsoever of every name and nature (other than those arising directly out of this Agreement), including (without limitation) any claim in the nature of so-called whistleblower complaints to the extent permitted by applicable law, and any and all claims, demands and liabilities with respect to Employee's employment or the terms and conditions of his employment, benefits or compensation which Employee has against Releasees, or ever had;

        (b)   As included in the above, without limitation, all claims known or unknown for tortious injury, breach of contract, and wrongful discharge (including without limitation, any claim for constructive discharge), all claims for infliction of emotional distress, all claims for slander, libel, or defamation of character, all claims of retaliation, and all claims for attorneys' fees, as related to Employee's employment, or the terms and conditions of his employment, benefits, or compensation; and

        (c)   Employee specifically releases and forever discharges Releasees from any and all claims based upon any allegation of employment discrimination, including (without limitation) discrimination on the basis of race, color, sex, sexual orientation, age (including any claim pursuant to the Federal Age Discrimination in Employment Act ("ADEA")), genetic information, religion, disability or national origin.

        (d)   Employee acknowledges that he has been given the opportunity, if he so desires, to consider this Agreement for twenty-one (21) days before executing it. In the event that Employee executes the Agreement within less than twenty-one (21) days of the date of its delivery to him, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period. Boston Scientific acknowledges that for a period of seven (7) days from the date of the execution of this Agreement, Employee shall retain the right to revoke this Agreement by written notice to Boston Scientific, c/o Lucia L. Quinn, Executive Vice President, Human Resources, Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts, 01760, or her successor, and that this express Agreement shall not become final, effective or enforceable until such revocation period expires (the "Effective Date"). Therefore, no Boston Scientific obligations will be met and the payment called for by Boston Scientific under Paragraph 2(a), above, shall not be made until the Effective Date (or the Retirement Date, if later).

        7.    No Damages Sought

        Employee represents and states that he has not sought and will not seek or accept any damages or individualized relief in connection with any complaints or charges filed against Releasees with any local, state or federal agency or court, and Employee agrees that if any complaint or charge is filed on his behalf, he shall take all reasonable steps necessary to refuse any damages or individualized relief in connection therewith.

        8.    No Liability Admitted

        Employee acknowledges that neither Boston Scientific's execution of this Agreement nor Boston Scientific's performance of any of its terms shall constitute an admission by Boston Scientific of any wrongdoing by any of the Releasees.

        9.    Nondisclosure of Confidential Information; Return of Boston Scientific Property

        (a)   Employee shall keep entirely secret and confidential, and shall not disclose to any person or entity, in any fashion or for any purpose whatsoever, any information that is (i) not available to the general public, and/or (ii) not generally known outside Boston Scientific, regarding Releasees, to which he has had access or about which he heard during the course of his employment by Boston Scientific or during the Consulting Services Period in connection with his performance of the Consulting Services (described in Paragraph 11, below), including (without limitation) any information relating to any of the Releasees' business or operations; their plans, strategies, prospects or objectives; their products, technology, processes or specifications; their research and development operations or plans; their customers and customer lists; their manufacturing, distribution, procurement, sales, service, support and marketing, clinical, regulatory and quality practices and operations; their financial conditions and results of their operations; their operational strengths and weaknesses; and their personnel and compensation policies, procedures and transactions ("Boston Scientific Confidential Information").

        (b)   Employee agrees to return to Boston Scientific, on or before the Retirement Date, except as Boston Scientific may specifically provide to him or allow him to retain during the Consulting Services Period in connection with his performance of the Consulting Services, documents or media of whatever nature, including summaries containing any of the data referred to in the immediately preceding paragraph, and all documents, data, material, details and copies thereof in any form, any property provided to or produced by him, including without limitation all samples, reports, communications, drawings, notes and analyses, any property passes, keys, credit cards, business cards, identification badges, and all sample and demonstration products, provided to or produced by him (the "Boston Scientific Property").

        10.    No Detrimental Communications

        Employee agrees that he will not make or cause to be disclosed any negative, adverse or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Releasees regarding any of the Releasees or about any of the Releasees' products or services, business affairs, financial condition or prospects for the future. Furthermore, Employee hereby represents to Boston Scientific that he has made no such communication, and Employee acknowledges that Boston Scientific relies upon this representation in agreeing to enter into this Agreement.

        11.    Future Assistance/Consulting Services

        (a)   Boston Scientific may seek the assistance, cooperation or truthful testimony of Employee in connection with any investigation, litigation, patent application or prosecution, or intellectual property or other proceeding arising out of matters within the knowledge of Employee and/or related to his position as an employee of or Consultant to Boston Scientific, and in any such instance, Employee shall provide such assistance, cooperation or truthful testimony and Boston Scientific shall pay Employee's reasonable costs in connection therewith.

        (b)   Employee shall provide Consulting Services, as defined below, that are requested by Boston Scientific consistent with this Paragraph 11(b). Boston Scientific may request consulting services related to the operations of Boston Scientific that are appropriate for an individual of Employee's knowledge and experience, which may include but are not necessarily limited to services related to Boston Scientific's Global Operations and Quality Operations, including advice and assistance concerning Boston Scientific's Lean Manufacturing Initiative, its Quality Operations Initiative or any related initiatives, in their current or future forms ("Consulting Services"). The persons in the following job titles or any of their designees may request that Employee perform Consulting Services: the President and CEO, the Senior Vice President, Operations; the Chief Operating Officer; and the Senior Vice President, Corporate Quality Assurance. Boston Scientific shall compensate Employee for Consulting Services as described in Paragraph 2(b), above. Boston Scientific also agrees to pay Employee's reasonable travel expenses incurred in the course of providing Consulting Services (although Boston Scientific shall not reimburse him for office expenses incurred in the course of providing Consulting Services and shall not maintain an office for Employee after his Retirement Date). Employee shall promptly provide to the President of Boston Scientific or the President's designee a written statement of services performed and dates of such services in reasonable detail if either: (i) Employee completes fifty (50) days of Consulting Services; or (ii) Boston Scientific requests such a statement. Employee shall also provide any records of Consulting Services as requested by the President or the President's designee. Employee shall invoice Boston Scientific for Consulting Services performed after the first fifty (50) days of Consulting Services, by delivery of an invoice to the President of Boston Scientific or his designee, by the first business day of the quarter following the quarter in which they are performed. Such invoice shall set forth the services performed and the dates of services in reasonable detail. If Employee provides the Consulting Services only during the time period from his Retirement Date through December 31, 2006, that time period shall be the "Consulting Services Period." If Employee provides any Consulting Services during the time period from January 1, 2007 through December 31, 2007, then the entire time period from his Retirement Date through December 31, 2007 shall be the "Consulting Services Period." Employee understands, represents and warrants that he:

  (i)
  shall be engaged as an independent contractor and not as an employee of Boston Scientific during the Consulting Services Period (the use of the defined term "Employee" for drafting purposes only in this overall Agreement notwithstanding);

  (ii)
  shall for any amounts paid to him for Consulting Services beyond the first fifty (50) days, be solely responsible for payment of all federal, state and local taxes including but not limited to income, Social Security, unemployment, disability and other taxes;

  (iii)
  during the Consulting Services Period, shall have no right to bind Boston Scientific in any manner without the express written consent of the President of Boston Scientific or his designee, and that he is not entitled to any benefits for which Boston Scientific employees are eligible, unless otherwise expressly set forth in this Agreement;

  (iv)
  as of the date this Agreement is executed, is not excluded, debarred, suspended, or otherwise ineligible to participate in U.S. government health care programs (e.g., Medicare, Medicaid, CHAMPUS) or U.S. government procurement and non-procurement programs, and if at any time during the Consulting Services Period, he becomes so excluded, debarred, suspended or otherwise ineligible, he will immediately disclose such information to the President of Boston Scientific;

  (v)
  during the Consulting Services Period, has the unrestricted right to disclose any third-party information he submits to Boston Scientific in the performance of the Consulting Services and that the Consulting Services do not violate any agreement with other parties or other restrictions of any kind, and that he shall not disclose to Boston Scientific any confidential or proprietary information belonging to any third party or represent as unrestricted any data of any kind that he knows to be covered by valid patent, copyright or other form of intellectual property protection;

  (vi)
  will abide by the confidentiality obligations set forth in Paragraph 9(a) of this Agreement in the performance of the Consulting Services and thereafter and shall not, without Boston Scientific's prior written consent, disclose or use any Boston Scientific Confidential Information, except as requested by Boston Scientific;

  (vii)
  agrees that all tangible property provided to or produced by him during the Consulting Services Period, including without limitation all samples, reports, communications, drawings, notes, analyses and materials received from Boston Scientific or produced in connection with the Consulting Services, shall fall within the definition of Boston Scientific Property and shall remain the exclusive property of Boston Scientific; Employee further agrees to maintain any Boston Scientific Property provided to or produced by him in connection with the Consulting Services in his custody and control and to return it at the conclusion of the Consulting Services Period or upon Boston Scientific's request;

  (viii)
  agrees that during the Consulting Services Period and for one (1) year thereafter, will promptly report and disclose to Boston Scientific all improvements to Boston Scientific's products and/or services tested and evaluated by him and all ideas and concepts heard, developed or conceived, either alone or with others, including any ideas and concepts which result in new products or significant enhancements to existing products, while performing the Consulting Services ("Developments"). Developments shall be the sole and exclusive property of Boston Scientific and are hereby assigned to Boston Scientific without any additional payments by Boston Scientific. It is understood that Boston Scientific shall have the right but not the obligation to initiate, prosecute, maintain and defend any and all patentable ideas and concepts with respect to Developments. Employee shall provide reasonable assistance to Boston Scientific with respect to any such patents and patent applications, and shall execute all appropriate documents and assignments with respect to any such patents and patent applications. Employee agrees not to assert any rights in law or in equity in the Developments;

  (ix)
  during the Consulting Services Period and for one (1) year thereafter, shall submit to Boston Scientific any paper he intends to publish relating in any way to the Consulting Services or the subject matter thereof, and shall not submit any such paper to a publisher or other party prior to the expiration of forty-five (45) days from the date an outline of the paper is submitted to Boston Scientific. If Boston Scientific determines in good faith during such period that publication or presentation of such paper would be detrimental to its intellectual property interests, Employee shall work in good faith with Boston Scientific to retract or modify the paper to remove all language which is detrimental to Boston Scientific's intellectual property or other interests, or, in the alternative and at Boston Scientific's election, shall refrain from submitting such paper to a publisher or other party for an additional 120 days to permit Boston Scientific to file patent applications or take other steps to protect its intellectual property or other interests. During the Consulting Services Period and for a period of one (1) year thereafter, Employee shall also submit to Boston Scientific for review, on a confidential basis, any patent applications relating to the Consulting Services naming Employee as an inventor, either alone or with others, which Employee or any third party intends to file with any U.S. or international patent offices in advance of the filing of any such application. Boston Scientific shall have thirty (30) days in which to review such applications. If Boston Scientific makes a good faith determination, within such period, that the filing of such an application would be contrary to its intellectual property rights set forth herein, Employee shall amend, or cause to be amended, such proposed patent application to remove any language that is determined by Boston Scientific to be contrary to its intellectual property rights hereunder; and

  (x)
  agrees to indemnify Boston Scientific and hold Boston Scientific harmless from any suits, claims, actions, damages or losses whatsoever (including attorneys' fees) arising out of any claim that any use of the Developments by Boston Scientific infringes any copyright or patent or otherwise violates any third party rights; resulting in any way from any of his acts or omissions in the performance of the Consulting Services or his presence at a Boston Scientific facility; and for any obligations imposed by law on Boston Scientific to pay any taxes, Social Security, unemployment or disability insurance or other items in connection with payments made to him under this Paragraph 11(b) in connection with the Consulting Services.

        12.    Hiring of Boston Scientific Employees

        During the period beginning as of the Retirement Date and for twenty-four (24) months thereafter, You shall not attempt to or actually hire away any individual who is or was an employee of Boston Scientific or any of its affiliates within the twelve (12) month period immediately preceding the Retirement Date, assist in the hiring away of any such employee by another person, or encourage any such employee to terminate his or her employment with Boston Scientific or any of its affiliates, whether directly or indirectly, unless the Chief Executive Officer of Boston Scientific or his or her designee shall have given prior written approval.

        13.    Post-Separation Non-Competition Restriction

        During the period beginning as of the Retirement Date and for twenty-four (24) months thereafter, You shall not directly or indirectly, without the written consent of the Chief Executive Officer of Boston Scientific or his or her designee, engage in any activity, including but not limited to any activity in the area of Employee's work responsibilities at Boston Scientific, which is competitive with Boston Scientific.

        14.    Confidentiality

        Employee acknowledges and understands that the terms of this Agreement will be filed in accordance with the rules and regulations of the Securities and Exchange Commission and may therefore become publicly available.

        15.    Failure to Meet Obligations

        In the event of your breach of Paragraphs 12 or 13, above, You shall repay to Boston Scientific the Supplemental Retirement Payment and the Consulting Services Retainer, and shall be liable, moreover, for any damages which a court may determine and shall be subject to injunctive relief and any other relief which a court may award; provided that this sentence shall not have any effect on the your ability to bring an ADEA charge with the Equal Employment Opportunity Commission ("EEOC") or a lawsuit challenging the waiver of ADEA claims contained herein, or to participate in any investigation or proceedings conducted by the EEOC (which term hereinafter shall be deemed to refer to the EEOC or any state or local fair employment practices agency acting as an EEOC deferral agency for purposes of filing an ADEA charge with the EEOC).

        16.    Resignations

        If Employee is an officer or member of the board of directors of Boston Scientific, or of any of the Releasees, or any of their affiliated companies, including but not limited to the Boston Scientific Foundation, Inc., Employee hereby agrees to cooperate in the execution of any document reasonably requested to evidence Employee's resignations from such position(s).

        17.    Governing Law; Severability

        This Agreement is entered into and shall be construed under the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws rules. In the event any provision of this Agreement is determined to be illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement shall not be affected thereby, it being the intention of the parties that each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Except as provided immediately below, if any portion of the Release language in Paragraph 6, above, were ruled to be unenforceable for any reason, Employee shall return the Supplemental Retirement Payment and the Consulting Services Retainer to Boston Scientific upon demand by Boston Scientific, which demand shall be made if Employee were to file any claims against any of the Releasees in violation of this Agreement, especially Paragraph 7, above. The foregoing sentence shall not apply to Employee's ability to bring an ADEA charge or a lawsuit challenging the waiver of ADEA claims.

        18.    Waivers; Amendments

        The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation and shall not be deemed a waiver of any subsequent breach. No modification, alteration, or change or waiver of any provision of this Agreement shall be effective unless in writing and signed by both parties wherein specific reference is made to this Agreement.

        19.    No Other Inducements

        This Agreement sets forth the entire understanding of the parties in connection with its subject matter. Any and all prior negotiations are merged in this Agreement. Neither of the parties has made any settlement, representation or warranty in connection with the issues addressed in this Agreement (except those expressly set forth in this Agreement) which has been relied upon by the other party, or which acted as an inducement for the other party to enter into this Agreement.

        20.    Persons Bound by the Agreement

        This Agreement shall be binding upon and inure to the benefit of Employee and to the benefit of each of the Releasees and their respective successors and assigns.

        21.    Assignment of Interests

        Employee warrants that he has not assigned, or transferred or purported to assign or transfer any claim against Releasees.

        22.    Prevailing Party Entitled to Fees

        In the event that any action or proceeding is initiated to enforce or interpret the provisions of this Agreement, or to recover for a violation of the Agreement, the prevailing party in any such action or proceeding shall be entitled to its costs (including reasonable attorneys' fees); provided that if the Employee files a lawsuit challenging the waiver of ADEA claims contained herein, the prevailing party will be entitled to its costs, including reasonable attorneys' fees only to the extent specifically authorized under federal law.

        23.    Representation

        Boston Scientific hereby advises Employee to consult an attorney of his choice before executing this Agreement. Employee represents that, prior to executing this Agreement, he was advised to and had the opportunity to review the provisions of this Agreement with counsel of his choice.

        The parties have read the foregoing Agreement and know its contents, and know that its terms are contractual and legally binding. The parties further agree that they enter this

        Agreement voluntarily and that they have not been pressured or coerced in any way into signing this Agreement.

IN WITNESS WHEREOF, the parties hereby agree.

By:	James H. Taylor, Jr.	Date
BOSTON SCIENTIFIC CORPORATION
By:	Lucia Luce Quinn Executive Vice President, Human Resources	Date
Attachment:	Employee Agreement Dated August 5, 1999

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  Exhibit 10.51